JOINDER TO

ORIGINATION AGREEMENT

THIS JOINDER (this "Joinder") to the Life Settlement Policies Origination Agreement (the "Origination Agreement") by and between City National Rochdale Alternative Total Return Fund LLC (f/k/a Rochdale Alternative Total Return Fund LLC), a Delaware limited liability company (the "Purchaser") and Financial Life Services, LLC, a Delaware limited liability company, (the "Provider"), is made and entered into as of October 1, 2013 (the "Effective Date") by and between City National Rochdale Fixed Income Opportunities (Ireland) Limited, a company organized under laws of Ireland (the "Subsidiary"), City National Rochdale Funds, a Delaware statutory trust (the "Trust"), on behalf of City National Rochdale Fixed Income Opportunities Fund ("FIOF"), a series of the Trust and the sole shareholder of the Subsidiary ("FIOF"), the Purchaser and the Provider. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Origination Agreement.

WHEREAS, the Provider has agreed to offer the Purchaser the opportunity to purchase from the Provider certain in-force life insurance policies (the "Purchase Option") and has agreed to provide other services as described in the Origination Agreement (together with the Purchase Option, the "Services");

WHEREAS, the Subsidiary and the Trust, acting on behalf of FIOF, desires to appoint the Provider to provide the Services to the Subsidiary and FIOF and the Provider desires to accept such appointment; and

WHEREAS, the Provider, the Subsidiary and the Trust, acting on behalf of FIOF, wish to enter this Joinder in order to set forth the terms and conditions upon which, among other things, the Provider wilt render and implement the Services to the Subsidiary and FIOF.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged and confirmed, the parties to this Joinder hereto do hereby agree as follows:

I. Agreement to be Bound. Each of the Subsidiary and the Trust, acting on behalf of FIOF, hereby agrees that upon execution of this Joinder, it shall become a party to the Origination Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Origination Agreement as though an original party thereto for all purposes thereof and the Provider agrees to provide the Services with respect to the Subsidiary and FIOF in accordance with the terms of the Origination Agreement. All references to the "Purchaser" in the Origination Agreement shall refer collectively to the Purchaser, the Subsidiary, and FIOF.

2.       Servicing Fee. The Origination Fee, as set forth in the Origination Agreement, shall not be altered as a result of this Joinder.

3.       Governing Law. This joinder and the rights of the parties hereunder shall be interpreted in accordance with the laws of the state of New York, and alt rights and remedies shall be governed by such laws without regard to principles of conflicts of law.

4.       Miscellaneous. Any instructions provided by the Subsidiary or FIOF with respect to the subject matter hereof shall be provided by an officer or director of the Subsidiary or FIOF, as applicable, or such other duly authorized agent or representative as appointed by the Subsidiary or FIOF. This Joinder may be executed in any number of counterparts, but all such counterparts shall together constitute but one instrument. Except as provided herein, this Joinder may not be amended or otherwise modified except in writing signed by all the parties hereto.

5.       Effectiveness. This Joinder shall immediately take effect as of the Effective Date.

IN WITNESS WHEREOF, the undersigned, by their authorized representatives, have executed this Joinder effective as of the Effective Date.

CITY NATIONAL ROCHDALE ALTERNATIVE TOTAL RETURN FUND LLC

By:	/s/ William O’Donnell
Name:	William O’Donnell
Title:	Treasurer

FINANCIAL LIFE SERVICES

By:	/s/ Michael Krasnerman
Name:	Michael Krasnerman
Title:	President/CEO

CITY NATIONAL ROCHDALE, LLC, solely on CITY NATIONAL ROCHDALE FIXED OPPORTUNITIES FUND

By:	/s/ William O’Donnell
Name:	William O’Donnell
Title:	Director - Finance

CITY NATIONAL ROCHDALE FIXED INCOME OPPORTUNITIES (IRELAND) LIMITED

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